Exhibit 1

Announcement  |  Lisbon  |  28 March 2014

Material Fact disclosed by Oi

Portugal Telecom, SGPS S.A. (“PT”) hereby informs on the material fact disclosed by Oi, S.A. (“Oi”) on the suspension of the public offering, according to the company’s announcement attached hereto

Portugal Telecom, SGPS, SA	Public company	Portugal Telecom is listed on the	Nuno Vieira
Avenida Fontes Pereira de Melo, 40	Share capital Euro 26,895,375	Euronext and New York Stock	Investor Relations Director
1069-300 Lisbon	Registered in the Commercial	Exchange. Information may be	nuno.t.vieira@telecom.pt
Portugal	Registry Office of Lisbon	accessed on the Reuters under the	Tel.: +351 21 500 1701
	and Corporation no. 503 215 058	symbols PTC.LS and PT and on	Fax: +351 21 500 0800
Bloomberg under the symbol PTC PL.

www.telecom.pt

Oi S.A.
Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43
Board of Trade (NIRE) No. 33.3.0029520-8
Publicly-Held Company

MATERIAL FACT

Suspension of the Public Offering

Oi S.A. (“Oi” or the “Company,” BM&FBOVESPA: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in accordance with article 157, paragraph 4 of Law No. 6,404/76 (the “Brazilian Corporations Law”) and CVM Instruction No. 358/02, notifies its shareholders and the market in general that as of the date hereof, Oi received from the Brazilian Securities and Exchange Commission (“CVM”) Official Letter No. 129/2014, in which it was informed of the suspension, for a term of up to 30 days, of the public offering of common and preferred shares of Oi, whose request for registration is being analyzed by the CVM. The CVM stated that this decision is a result of the publication of “media articles published yesterday on the websites Exame.com, R7 Notícias and Estadão.com.br.”

The Company will provide the necessary clarifications to the CVM as soon as possible and will seek to resolve any irregularities in order to continue with the Offering.

The Company, through this Material Fact, reinforces its commitment strictly to observe the applicable capital markets laws and regulations, to clarify that it will take all necessary measures to prevent similar occurrences in the future and to neutralize any and all adverse effects caused by the statements made in the article.

THE COMPANY STRESSES AND REITERATES TO INVESTORS AND THE MARKET IN GENERAL THAT STATEMENTS CONTAINED IN MEDIA REPORTS SHALL NOT BE TAKEN INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE OFFERING.

THE INVESTORS SHALL BASE THEIR INVESTMENT DECISIONS SOLELY AND EXCLUSIVELY ON INFORMATION CONTAINED IN THE PROSPECTUS, ONCE DISCLOSED, IN THE REFERENCE FORM, ESPECIALLY THE “RISK FACTORS,” “MARKET RISKS” AND THE “RISK FACTORS REALATED TO THE OFFERING AND OUR SHARES” AND PRINCIPAL RISK FACTORS RELATED TO THE COMPANY” CONTAINED IN THE PROSPECTUS. POTENTIAL INVESTORS SHOULD ONLY CONSIDER SUCH DOCUMENTS WHEN DECIDING WHETHER TO INVEST IN THE COMPANY’S SHARES, AND ONLY SUCH DOCUMENTS CONTAIN ALL MATERIAL INFORMATION FOR PURPOSES OF THE OFFERING. REVIEW OF THE PROSPECTUS WILL ALLOW A DETAILED AND SUFFICIENT ANALYSIS OF THE TERMS AND CONDITIONS OF THE OFFERING AND OF ITS INHERENT RISKS.

Rio de Janeiro, March 27, 2014.

OI S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

Oi S.A. (“Oi”) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.